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Exhibit 5.1

McCARTER & ENGLISH, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102

May 5, 2003

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, New Jersey 08809

Dear Sirs:

        We have acted as counsel for Unity Bancorp, Inc., a New Jersey corporation (the "Company"), in connection with the registration statement on Form S 8 being filed by the Company under the Securities Act of 1933 with respect to 150,000 shares (the "Shares") of the Company's common stock, no par value, which have been or are to be offered by the Company pursuant to the Unity Bancorp, Inc. 2002 Stock Option Plan (the "Plan").

        In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non assessable.

        We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                      Very truly yours,

                      /s/ McCarter & English, LLP

                      McCARTER & ENGLISH, LLP

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